Exhibit 99.1

AMENDMENT NUMBER THIRTEEN TO THE
LOWE’S 401(k) PLAN
This Amendment Number Thirteen to the Lowe’s 401(k) Plan, as amended and restated effective as of January 1, 2013 (the “Plan”) is adopted by Lowe’s Companies, Inc. (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company maintains the Plan for the benefit of its eligible employees and the eligible employees of its wholly-owned subsidiaries, which have adopted and participate in the Plan; and
WHEREAS, the Maintenance Supply Headquarters, LP 401(k) Plan was merged into the Plan effective December 31, 2019;
WHEREAS, the Company desires to amend the Plan and align the Plan terms to the Plan’s 2020 operations with respect to participants in the Plan who were employed by Maintenance Supply Headquarters, LP; and
NOW, THEREFORE, the Company does hereby declare that the Plan be, and hereby is, amended as follows:
The definition of “Compensation” in Section 2 is amended in its entirety effective as of January 1, 2020 to read as follows:
The total remuneration paid to an Employee by Lowe’s in each Plan Year, as reportable on IRS Form W 2, including the amount (if any) of (i) Salary Deferral Contributions made on the Employee’s behalf for the Plan Year, (ii) salary reductions under the Lowe’s Companies Flexible Benefit Plan (pursuant to Section 125 of the Code), and (iii) elective amounts that are not includable in the gross income of the Employee under Section 132(f), 402(e)(3), 402(h) or 403(b) of the Code, but excluding reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits and any amount in excess of $255,000 (as adjusted after 2013 for increases in the cost of living pursuant to Section 401(a)(17) of the Code); provided, however, notwithstanding the foregoing with respect to any Participant employed by Maintenance Supply Headquarters, LP during the 2020 plan year, Compensation shall mean the total remuneration paid to any Employee, as reported on IRS Form W-2, without exclusions.

Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Committee has caused this Amendment Number Thirteen to be executed by a duly authorized member on June 14, 2022.

LOWE’S COMPANIES, INC.

By:	/s/ David R. Green